Exhibit 11.1

Consent of Independent Auditor

We hereby consent to the inclusion of our report dated April 29, 2021, with respect to the consolidated balance sheets of T Stamp Inc. and Subsidiaries as of December 31, 2020 and 2019 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, which appears in the accompanying Form 1-K of T Stamp Inc. (D/B/A Trust Stamp). Our report contains an explanatory paragraph regarding the Company’s ability to continue as going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

April 29, 2021